PURCHASE AND SALE AGREEMENT

     THIS AGREEMENT is made effective as of May 30, 2008, by and between St. Cloud Mining Company, a New Mexico corporation (“St. Cloud”), and The Lordsburg Mining Company, a New Mexico corporation (“Lordsburg Mining”). In this Agreement, St. Cloud and Lordsburg Mining are each sometimes referred to as a “Party” and collectively sometimes referred to as the “Parties.”

WITNESSETH:

     WHEREAS, St. Cloud owns (i) the patented mining claims in Hidalgo County, New Mexico identified on Exhibit “A” hereto (the “Patented Claims”); (ii) the unpatented mining claims in Hidalgo County identified on Exhibit “A” hereto (the “Unpatented Claims”); (iii) the leases of patented and unpatented mining claims in Hidalgo County identified on Exhibit “A” hereto (the “Leases”); (iv) the crushing equipment and other equipment and personal property on the Patented Claims in Hidalgo County identified on Exhibit “B” hereto (the “Hidalgo County Equipment”); (v) the equipment and other personal property at Winston in Sierra County, New Mexico identified on Exhibit “C” hereto (the “Sierra County Equipment”) and (vi) the licenses and permits identified on Exhibit “D” hereto (the “Licenses and Permits”);

     AND WHEREAS, the Patented Claims, the Unpatented Claims, and the Leases are collectively referred to herein as the “Real Property,” the Hidalgo County Equipment and the Sierra County Equipment is collectively referred to herein as the “Equipment,” and the Real Property, the Equipment and the Licenses and Permits are collectively referred to herein as the “Property”;

     AND WHEREAS, St. Cloud desires to sell and transfer the Property to Lordsburg Mining and Lordsburg Mining desires to buy and acquire the Property from St. Cloud, all on the terms and conditions set forth herein.

     NOW, THEREFORE, in consideration of the mutual covenants set forth herein and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, and on and subject to the terms and conditions set forth herein, the Parties, intending to be legally bound, agree as follows:

I
AGREEMENT TO BUY AND SELL

1.1 At Closing (as defined in Section 7.1 hereof), St. Cloud shall sell, transfer, assign and deliver the Property to Lordsburg Mining, free of all liens, claims, encumbrances, security interests and due and payable taxes (collectively, “Encumbrances”) except as otherwise provided herein, and with respect to the Real Property, it shall be conveyed by St. Cloud to Lordsburg Mining subject to all easements, rights of way, covenants, conditions, reservations, exceptions and agreements of record in the chain of title to the Real Property, all applicable zoning and land use regulations and all matters as would be apparent from a current survey or physical inspection of the Real Property (collectively the “Permitted Encumbrances”). Lordsburg Mining shall buy and accept the transfer, assignment and delivery of the Property from St. Cloud.

II
PURCHASE PRICE

2.1 The purchase price for the Property to be paid by Lordsburg Mining to St. Cloud at Closing in immediately available funds shall be US $841,500 (the “Purchase Price”), allocated among items of the Property as shown on Schedule 2.1 hereto.

III
UNDERLYING AGREEMENTS AND OBLIGATIONS

3.1 The only Encumbrances, agreements, obligations and leases affecting the Property, including, without limitation, those existing under or imposed by the Licenses and Permits (the Encumbrances and such agreements, obligations, Leases, Licenses, Permits are collectively, the “Underlying Obligations”) are those described in Schedule 3.1 hereto and with respect to the Real Property, the Permitted Encumbrances.

3.2 To the extent that the Encumbrances listed on Schedule 3.1 are not released or discharged prior to Closing, St. Cloud shall remain obligated on the Encumbrances and Lordsburg Mining shall have no obligation or liability with respect thereto. Lordsburg Mining shall at and after Closing assume and be responsible for all Underlying Obligations except the Encumbrances and St. Cloud shall after Closing have no obligation or liability with respect thereto.

3.3 St. Cloud represents to Lordsburg Mining that it has not received notice of any default of any of the terms or provisions of the Underlying Obligations and that all property taxes on the Property for 2007and prior years have been duly paid. Property taxes for the year 2008 shall be assumed to be 5% higher than property taxes for 2007 and as calculated on the basis of such assumption, shall be prorated between the Parties on a calendar year basis as of the Closing Date and the Purchase Price shall be adjusted accordingly.

IV
REPRESENTATIONS, WARRANTIES AND COVENANTS

4.1 St. Cloud represents and warrants to and covenants with Lordsburg Mining that:

     (a) St. Cloud is a corporation duly organized, validly existing and in good standing under the laws of the State of New Mexico;

     (b) St. Cloud has all requisite corporate power and authority to conduct its businesses as now being conducted and to own and operate its property and assets;

     (c) St. Cloud has all requisite corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby (the “Transactions”);

     (d) the execution and delivery of this Agreement and the consummation of the Transactions have been duly and validly authorized by all required action on the part of St. Cloud including, without limitation, approval of its board of directors, and no further proceedings on the part of St. Cloud are necessary to authorize this Agreement or to consummate the Transactions;

     (e) this Agreement has been duly and validly executed and delivered by St. Cloud and, assuming that this Agreement has been duly authorized, executed and delivered by Lordsburg Mining, this Agreement constitutes the valid and binding agreement of St. Cloud, enforceable against St. Cloud in accordance with its terms, except as limited by applicable bankruptcy, insolvency, reorganization, moratorium and other similar laws now or hereafter in effect relating to or affecting creditors’ rights generally, including, without limitation, the effect of statutory and other law regarding fraudulent conveyances and preferential transfers, and subject to the limitations imposed by general equitable principles (regardless of whether enforceability is considered in a proceeding at law or in equity);

     (f) neither the execution and delivery of this Agreement by St. Cloud nor the consummation of the Transactions by St. Cloud will (i) violate any provision of the articles or certificate of incorporation or the bylaws of St. Cloud, (ii) require the consent, waiver or approval of any federal, state, local or foreign court, government or regulatory authority, agency or commission (each a “Governmental Entity”), (iii) result in a violation or breach of, or constitute, with or without notice and/or lapse of time, a default or give rise to any right of termination, cancellation or acceleration of any obligation, under any term, condition or provision of any Encumbrances, indenture, mortgage, note, bond, license, contract, lease, franchise, permit, agreement or other instrument or obligation to which St. Cloud is a party or by which St. Cloud or any of its properties or assets may be bound, (iv) violate any order, writ, judgment, injunction, decree, statute, ordinance, rule or regulation of any Governmental Entity, or (v) require the consent, waiver or approval of any third party, except in connection with the transfer of Licenses and Permit;

     (g) there are no actions, suits or proceedings, including, without limitation, any involving condemnation or eminent domain, pending or, to the actual knowledge of the executive officers of St. Cloud, threatened, before any Governmental Entity against St. Cloud or affecting any of its properties or rights, including, without limitation, the Property;

     (h) no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the Transactions;

     (i) St. Cloud has good and marketable title to all of the Property, free and clear of all Encumbrances except for Permitted Encumbrances, each of the Leases is and will after Closing remain in full force and effect, there is no material default by St. Cloud under any of the Leases and to the knowledge of St. Cloud there is no default by any other party under any of the Leases.

     (j) the Unpatented Claims have been located, perfected and maintained in accordance with federal and state law, all required fees relating thereto have been paid, all required annual assessment work relating thereto has been done, and all required recordings and filings relating thereto have been made;

     (k) the Permits and Licenses are valid and in full force and effect and St. Cloud is in substantial compliance with law relating thereto; and

     (l) except as set forth in Schedule 4.1(l) hereto, to the actual knowledge of the officers of St. Cloud, (i) there has been no disposal, release, generation, treatment, storage, transport or handling on the Real Property of any substance defined as hazardous or a pollutant under any federal, state or local law, rule or regulation in effect as of the date hereof (collectively, “Environmental Laws”) that could reasonably be expected to result in a violation of Environmental Laws or any judicial or administrative judgment, order or determination applicable to St. Cloud or the Property under any Environmental Laws (collectively, “Environmental Orders”), (ii) the Property is in material compliance with all Environmental Laws and Environmental Orders, (iii) no event has occurred on or with respect to the Property that could be the basis for a notice of violation or compliance or cessation order under any Environmental Laws or Environmental Orders, and (iv) there are not and have not been any claims, actions, demands, orders, investigations or written notices relating to the Property pending or threatened by or on behalf of any Governmental Entity alleging violation of or liability under any Environmental Laws, Environmental Orders, or permits or licenses issued thereunder.

4.2 Lordsburg Mining represents and warrants to and covenants with St. Cloud that:

     (a) Lordsburg Mining is a corporation duly organized, validly existing and in good standing under the laws of the State of New Mexico;

     (b) Lordsburg Mining has all requisite corporate power and authority to conduct its business as now being conducted and to own and operate its property and assets;

     (c) Lordsburg Mining has all requisite corporate power and authority to execute and deliver this Agreement and to consummate the Transactions;

     (d) the execution and delivery of this Agreement and the consummation of the Transactions have been duly and validly authorized by all required action on the part of Lordsburg Mining, including, without limitation, approval of its board of directors, and no further proceedings on the part of Lordsburg Mining are necessary to authorize this Agreement or to consummate the Transactions;

     (e) this Agreement has been duly and validly executed and delivered by Lordsburg Mining and, assuming that this Agreement has been duly authorized, executed and delivered by St. Cloud, this Agreement constitutes the valid and binding agreement of Lordsburg Mining, enforceable against Lordsburg Mining in accordance with its terms, except as limited by applicable bankruptcy, insolvency, reorganization, moratorium and other similar laws now or hereafter in effect relating to or affecting creditors’ rights generally, including, without limitation, the effect of statutory and other law regarding fraudulent conveyances and preferential transfers, and subject to the limitations imposed by general equitable principles (regardless of whether enforceability is considered in a proceeding at law or in equity);

     (f) neither the execution and delivery of this Agreement by Lordsburg Mining nor the consummation of the Transactions by Lordsburg Mining will (i) violate any provision of the articles or certificate of incorporation or the bylaws of Lordsburg Mining , (ii) require the consent, waiver or approval of any Governmental Entity, (iii) result in a violation or breach of, or constitute, with or without notice and/or lapse of time, a default or give rise to any right of termination, cancellation or acceleration or any obligation, under any term, condition or provision of any Encumbrances, indenture, mortgage, note, bond, license, contract, lease, franchise, permit, agreement or other instrument or obligation to which Lordsburg Mining is a party or by which Lordsburg Mining or any of its properties or assets may be bound, (iv) violate any order, writ, judgment, injunction, decree, statute, ordinance, rule or regulation of any Governmental Entity, or (v) require the consent, waiver or approval of any third party;

     (g) there are no actions, suits or proceedings pending or, to the actual knowledge of the executive officers of Lordsburg Mining, threatened before any Governmental Entity against Lordsburg Mining or affecting any of its properties or rights;

     (h) no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the Transactions; and

     (i) the officers of Lordsburg Mining have no knowledge of any event or condition that would make any of the representations and warranties of St. Cloud set forth above in Section 4.2 untrue.

4.3 The representations and warranties set forth in this Article IV shall survive Closing and remain in full force and effect for two years after the Closing Date, whereupon they shall terminate.

V
CONDITIONS TO CLOSING

5.1 The obligation of St. Cloud to consummate the Transactions shall be subject to the performance by Lordsburg Mining or written waiver by St. Cloud, at or prior to Closing, of each of the following conditions:

     (a) the representations and warranties of Lordsburg Mining in Section 4.2 shall be true and correct in all material respects as of the date of this Agreement and as of the Closing Date;

     (b) Lordsburg Mining shall have performed and complied in all material respects with all agreements, obligations, covenants and conditions required by this Agreement to be performed or complied with by Lordsburg Mining prior to or at Closing; and

     (c) no statute, rule, regulation, order, decree or injunction shall have been enacted, promulgated, entered or enforced by any Governmental Entity which restricts or prohibits the consummation of the Transactions; and

     (d) the Parties shall have obtained the third party governmental consents, waivers and approvals to transfer the Permits and Licenses set forth in Exhibit D.

5.2 The obligation of Lordsburg Mining to consummate the Transactions shall be subject to the performance by St. Cloud or written waiver by Lordsburg Mining, at or prior to Closing, of each of the following conditions:

     (a) the representations and warranties of St. Cloud in Section 4.1 shall be true and correct in all material respects as of the date of this Agreement and as of the Closing Date;

     (b) St. Cloud shall have performed and complied in all material respects with all agreements, obligations, covenants and conditions required by this Agreement to be performed or complied with by St. Cloud prior to or at Closing; and

     (c) no statute, rule, regulation, order, decree or injunction shall have been enacted, promulgated, entered or enforced by any Governmental Entity which restricts or prohibits the consummation of the Transactions.

     (d) the Parties shall have obtained the third party governmental consents, waivers and approvals to transfer the Permits and Licenses set forth in Exhibit D.

5.3 Each Party shall in good faith and with due diligence use commercially reasonable efforts to ensure that the conditions set forth in this Article V are satisfied, insofar as such conditions are within the reasonable control of such Party. If all such conditions have not been satisfied at or prior to Closing but Closing nevertheless occurs, the Parties shall after Closing continue in good faith and with due diligence to use commercially reasonable efforts to ensure that all such conditions are satisfied.

VI
TERMINATION

6.1 This Agreement may be terminated at any time prior to Closing:

     (a) by mutual written agreement of St. Cloud and Lordsburg Mining;

     (b) by either Party upon written notice to the other Party if Closing shall not have occurred on or before June 30, 2008; provided that the right to terminate pursuant to this Section 6.1(b) shall not be available to a Party whose failure to perform any of its obligations hereunder resulted in the failure of the Closing to occur by such date; and

     (c) by either Party upon written notice to the other Party if any Governmental Entity shall have issued an order, decree or ruling, made a policy statement or taken any other action restraining, enjoining or otherwise prohibiting or materially interfering with (i) the consummation of any of the Transactions, the commercial operation of Lordsburg Mining’s Summit Mine in Grant County, New Mexico, or (ii) the commercial operation of beneficiation facilities on the Real Property, and such order, decree, ruling, policy statement or other action shall remain in effect.

6.2 In the event of a termination pursuant to Section 6.1:

     (a) this Agreement shall be void and have no effect and the Transactions shall be abandoned;

     (b) each Party shall redeliver, and shall cause its agents and attorneys to redeliver, all documents and other materials of the other Party relating to the Property or the Transactions, whether obtained before or after the execution hereof; and

     (c) neither Party shall have any liability hereunder except for any material breach hereof.

VII
CLOSING

7.1 The closing of the Transactions (the “Closing”) shall take place at 10 a.m. Santa Fe, New Mexico time on June 30, 2008 (the “Closing Date”) at the offices of Rodey, Dickason, Sloan, Akin & Robb, P.A. in Santa Fe, or at such other time, date or place as the Parties may mutually agree.

7.2 At Closing, Lordsburg Mining shall pay the Purchase Price to St. Cloud by wire transfer of immediately available funds to such bank account as St. Cloud shall designate to Lordsburg Mining at least two business days prior to the Closing Date and St Cloud shall execute and deliver the following to Lordsburg Mining:

     (a) a special warranty deed of the Patented Claims;
     (b) a special warranty deed of the Unpatented Claims;
     (c) an assignment of each of the Leases;
     (d) a quitclaim deed of the surface estate in the Battleship patented mining claim and for the Bonnie Jean patented mining claim, Survey No. 423, Patent No. 24309;
     (e) a bill of sale for the Equipment; and
     (f) such instruments and other documents as are appropriate for the transfer of the Permits and Licenses.

     All of the above document shall be in form reasonably satisfactory to respective counsel to St. Cloud and Lordsburg Mining, and each Party shall execute and deliver such other instruments and documents as are necessary or appropriate to consummate the Transactions.

In addition, St. Cloud shall deliver the following to Lordsburg Mining:

     (g) the Leases, Permits and Licenses;
     (h) a list of all Governmental Entities required to receive notice of or to approve any of the Transactions; and
     (i) all files, correspondence, reports, statements, assessments, maps, surveys, applications, appraisals, assessments, audits, studies, plans, registrations, authorizations, pleadings and other papers filed in proceedings before any Governmental Entity, and all other documents, data and information, in either paper or digital form, owned or controlled by St. Cloud relating to the Property, including, without limitation, any relating to: (i) title thereto; (ii) taxes thereon; (iii) Underlying Obligations; (iv) Encumbrances; (v) electric, gas and other utility services; (vi) any water rights known to officers of St. Cloud to be currently or formerly associated with the Real Estate (and if St. Cloud currently owns any such water rights, it shall at Closing convey the same to Lordsburg Mining by quitclaim deed); (vii) maintenance or operation of or warranties pertaining to the Equipment; (viii) MSHA registrations and training plans; (ix) operating, environmental, reclamation, closeout and other plans, obligations and permits (and if St. Cloud currently holds any such plans, obligations and permits the transfer of which to Lordsburg Mining is not otherwise provided for in this Agreement, St. Cloud shall at Closing transfer the same to Lordsburg Mining and thereafter in good faith and with due diligence cooperate with Lordsburg Mining to obtain any required approvals of such transfers); (x) bonding and other financial assurance; (xi) reports to and notices of violation or alleged violation issued by any Governmental Entity;

(xii) environmental audits, assessments, investigations or studies; (xiii) rights-of-way, easements, other access rights granted by or to others (and if St. Cloud currently owns any such rights of way, easements and/or other access right, it shall at Closing convey the same to Lordsburg Mining by quitclaim deed); and (xiv) maps, surveys, and engineering, hydrological and geological reports.

VIII
POST-CLOSING OBLIGATIONS AND INDEMNITIES

8.1 After Closing, St. Cloud shall (i) be responsible for and at its sole cost and expense perform and discharge any and all reclamation, environmental and other obligations and liabilities (“St. Cloud’s Obligations and Liabilities”) relating in any way to any of the Property that exist because the representations and warranties of St. Cloud in Section 4.1 (l) are not true and correct in all material respects as of the date of this Agreement and as of the Closing Date and (ii) defend and indemnify Lordsburg Mining and its affiliates, shareholders, directors, officers, employees, agents and contractors (“Lordsburg Mining Indemnitees”) and hold them harmless from and against any and all St. Cloud’s Obligations and Liabilities and any and all damages, losses, causes of action, claims, and costs and expenses (including, without limitation, reasonable attorney fees and costs of cleanup, containment and/or remediation) arising out of or relating to St. Cloud’s Obligations and Liabilities.

8.2 After Closing, Lordsburg Mining shall (i) be responsible for and at its sole cost and expense perform and discharge the Underlying Obligations except the Encumbrances and any and all reclamation, environmental and other obligations and liabilities (“Lordsburg Mining’s Obligations and Liabilities”) relating in any way to any of the Property for which St. Cloud shall not be responsible pursuant to Sections 8.1 and 8.4, (ii) defend and indemnify St. Cloud and its affiliates, shareholders, directors, officers, employees, agents and contractors (“St. Cloud Indemnitees”) and hold them harmless from and against any and all Lordsburg Mining’s Obligations and Liabilities and any and all damages, losses, causes of action, claims, and costs and expenses (including, without limitation, reasonable attorney fees and costs of cleanup, containment and/or remediation) arising out of or relating to Lordsburg Mining’s Obligations and Liabilities, and (iii) be entitled to receive any amounts payable with respect to released bonds, deposits or other financial assurances provided by St. Cloud or by Lordsburg Mining in connection with any reclamation, environmental or other obligations and liabilities relating in any way to the Property.

8.3 Notwithstanding Sections 8.1 and 8.2 or any other provision of this Agreement or of any deed, assignment, bill of sale, or other agreement, instrument or document delivered pursuant hereto or in connection herewith or in connection with the Transactions, to the extent, if at all, that any agreement by a Party to defend, indemnify or hold harmless is found to be within the scope of

     (a) NMSA 1978, § 56-7-1, as it may have been and may hereafter be amended from time to time, or in any way subject to or conditioned upon consistency with the provisions thereof for its enforceability, then such provision, regardless of whether it refers to this Section 8.3 or any other provision, will not extend to liability, claims, damages, losses or expenses, including attorney fees, arising out of bodily injury to persons or damage to property caused by or resulting from, in whole or in part, the negligence, act or omission of the indemnitee, its officers, employees or agents, and shall be further modified, if required, by the provisions of NMSA 1978, § 56-7-1(B), as it may have been and may hereafter be amended from time;

     (b) NMSA 1978, § 56-7-2, as it may have been and may hereafter be amended from time to time, or in any way subject to or conditioned upon consistency with the provisions thereof for its enforceability, then such provision, regardless of whether it refers to this Section 8.3 or any other provision, shall not indemnify the indemnitee against loss or liability for damages arising from (i) the sole or concurrent negligence of the indemnitee or the agents or employees or the indemnitee or of an independent contractor who is directly responsible to the indemnitee or (ii) an accident that occurs in operations carried on at the direction or under the supervision of the indemnitee, an employee or representative of the indemnitee, or in accordance with methods and means specified by the indemnitee or employees or representatives of the indemnitee; and

     (c) no such agreement shall be (i) construed or applied to provide for any indemnity inconsistent with either of such statutes, (ii) enforceable and enforced only to the extent that it is consistent with such statutes, and (iii) deemed modified to conform to such statutes.

8.4 Indemnification Limitations. Lordsburg Mining Indemnitees shall not have recourse against St. Cloud until the cumulative amount of Lordsburg Mining Indemnitees’ indemnity claims shall exceed in the aggregate the amount of $25,000, at which time Lordsburg Mining Indemnitees shall have recourse for their indemnity claims in excess of $25,000; provided, however, that in no event will St. Cloud be obligated to pay amounts to Lordsburg Mining Indemnitees for indemnification obligations in an amount exceeding $300,000 cumulatively. St. Cloud Indemnitees shall not have recourse against Lordsburg Mining until the cumulative amount of St. Cloud Indemnitees’ indemnity claims shall exceed in the aggregate the amount of $25,000, at which time St. Cloud Indemnitees shall have recourse for their indemnity claims in excess of $25,000; provided, however, than in no event will Lordsburg Mining be obligated to pay amounts to St. Cloud Indemnitees for indemnification obligations exceeding $300,000 cumulatively.

8.5 Clarification of St. Cloud’s Indemnification Obligations. To clarify the indemnification obligations of St. Cloud provided for in Section 8.1, Lordsburg Mining hereby acknowledges that St. Cloud shall have no obligation to indemnify any Lordsburg Mining Indemnitee for any Mining Environmental Liabilities (as defined herein below)

arising from Mining Activities (as defined herein below) arising from or related to (i) the Property and conducted by St. Cloud, Lordsburg Mining or any predecessor company prior to Closing in material compliance with applicable laws as of the Closing Date, and (ii) the various pre-law open mine workings, shafts, excavations and tunnels on the Property (“old works”). Effective on the Closing Date, Lordsburg Mining shall assume all responsibility and liability, if any, for such old works. For the purposes of this Agreement, “Mining Activities” shall mean those activities that involve or are related to surface mining, pit mining, underground mining, processing, sale or transporting of aggregate or any other minerals and by-products and the providing of services related thereto. “Mining Environmental Liabilities” shall mean liabilities that relate to or arise from the Mining Activities of any company to the extent that such Mining Activities conformed to industry standard practices and were in compliance with applicable laws in all material respects as of the Closing Date.

8.6 Termination Date. Any right of indemnification pursuant to this Article VIII with respect to a claimed breach of a representation, warranty or covenant shall expire two years from the date hereof (the “Termination Date”), unless on or prior to the Termination Date a written claim for indemnification has been made to the party from which indemnification is sought and such claim for indemnification has had included therewith specific details with respect to the basis for the claim for indemnification and the damages which may be related thereto; provided, however, that if an indemnification claim is timely made, it may continue to be asserted beyond the Termination Date of the representation, warranty or covenant to which such claim relates until the final disposition of such claim. Any claim for indemnification not made in writing prior to the applicable Termination Date or with respect to which specific details with respect to the basis for the claim for indemnification and the damages which may be related thereto are not furnished prior to the Termination Date shall be deemed to have been waived.

IX
REMOVAL OF EQUIPMENT BY LORDSBURG MINING; REMOVAL OF
EXPLOSIVES AND EQUIPMENT BY ST. CLOUD

9.1 Lordsburg Mining acknowledges its obligation pre-existing this Agreement to remove its processing plant at St. Cloud’s Winston site (the “Processing Plant”) and shall also remove the Sierra County Equipment from the Winston site. St. Cloud hereby extends the period for completing removal of the Processing Plant to, and Lordsburg Mining hereby agrees to remove the Sierra County Equipment by, a date no later than 60 days after Closing. St. Cloud shall prior to removal and at its cost disconnect any electrical or other utility connections to the Processing Plant and the Sierra County Equipment and remove any of its own equipment and material that would interfere with Lordsburg Mining’s removal of the Processing Plant and the Sierra County Equipment. Lordsburg Mining shall, at no cost or risk to St. Cloud, except as and to the extent (i) provided in this Section 9.1 or (ii) that St. Cloud may hereafter assume any risk pursuant to a written agreement with Lordsburg

Mining, remove the Processing Plant and the Sierra County Equipment from the Winston site without materially disrupting St. Cloud’s operations or damaging St. Cloud’s buildings or other facilities. St. Cloud shall without material cost to itself cooperate with Lordsburg Mining in providing access for and facilitating such removal. Lordsburg Mining shall conduct such removal in material compliance with all applicable laws and shall promptly repair any damage it causes to St. Cloud’s property by such removal.

9.2 St. Cloud shall (i) before Closing and at its sole cost and risk remove all explosives from the Property, (ii) by a date no later than 120 days after Closing remove all of its other property except aggregate stockpiles from the Property, and (iii) by a date no later than 270 days after Closing remove all aggregate stockpiles from the Property. All such removals by St. Cloud shall be done (i) without materially disrupting Lordsburg Mining’s operations or damaging Lordsburg Mining’s buildings or other facilities, (ii) at no cost or risk to Lordsburg Mining except to the extent that Lordsburg Mining may hereafter assume any risk pursuant to a written agreement with St. Cloud, and (iii) in material compliance with all applicable laws. Lordsburg Mining shall without material cost to itself cooperate with St. Cloud in providing access for and facilitating such removals. St. Cloud shall promptly repair any damage it causes to Lordsburg Mining’s property by such removals.

X
MISCELLANEOUS

10.1 Amendment and Waiver. This Agreement may not be amended, superseded, terminated, renewed or extended except by, and the terms and conditions hereof may be waived only by, a written instrument duly executed and delivered by the Parties. No delay by either Party in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any waiver or any single or partial exercise of any such right, power or privilege preclude any further exercise thereof or the exercise of any other right, power or privilege.

10.2 Notices. All notices, requests and other communications by a Party to the other Party hereunder (collectively, “Notices”) shall be in writing and shall be given:

If to St. Cloud, to:	St. Cloud Mining Company
Attention: John Bokich, Vice President of Operations
P. O. Box 1670
Truth or Consequences, NM 87901
Fax: (575) 743-3333
Email: jbokich@stcloudminng.com

If to Lordsburg Mining, to:	The Lordsburg Mining Company.
Attention: W. Pierce Carson, President and CEO
1128 Pennsylvania NE #200
Albuquerque, NM 87110
Fax: (505) 255-4851
wpiercecarson@aol.com

     Notices shall be given by (i) personal delivery, (ii) email, (iii) facsimile or (iv) registered or certified U.S. mail, postage prepaid and return receipt requested. Properly addressed Notices shall be effective and deemed delivered if (i) by personal delivery, upon delivery, (ii) by email, on the next business day following transmission, (iii) by facsimile, when such facsimile is transmitted and the appropriate confirmation received by the sender, and (iii) by mail, upon receipt. A Party may change any or all of its addresses from time-to-time by Notice to the other Party.

10.3 No Recording Agreement; Memorandum. Neither Party shall file or record this Agreement in any public record or office except as required by law. However, the Parties shall at the request of either Party execute and deliver a Memorandum hereof, which shall not disclose the Purchase Price, and which may be filed or recorded in any public record or office.

10.4 Counterparts. This Agreement may be executed in any number of counterparts, each of which, when duly executed and delivered, shall be deemed an original and all of which shall constitute one and the same document.

10.5 Integration. This Agreement (i) is the final, complete, exclusive and total expression and statement of all discussions, negotiations, notes, drafts, agreements, contracts, covenants, and any other promises, commitments and understandings preceding the date hereof between the Parties, whether express or implied (collectively, “Negotiations”) relating to the Transactions, (ii) shall be construed without reference to any Negotiations, and (iii) is fully integrated.

10.6 Governing Law. This Agreement shall be governed by and construed in accordance with the law of the State of New Mexico, without regard to principles of conflicts of laws.

10.7 Further Assurances. Each Party shall from time to time take such additional actions and execute such additional documents as may be reasonably necessary or convenient to consummate the Transactions.

10.8 Parties in Interest. This Agreement shall be binding upon and inure solely to the benefit of each Party and its respective successors and assigns. Nothing herein, express or implied, is intended to or shall confer upon any other person or entity any rights, benefits or remedies of any nature.

10.9 Transfer Taxes. Notwithstanding anything to the contrary in this Agreement, all transfer, sales, gross receipts, real estate, use, stamp, registration and other similar taxes or fees resulting from the Transactions shall be borne by Lordsburg Mining.

     IN WITNESS WHEREOF, the parties hereto have executed this Agreement effective May 30, 2008.

ST. CLOUD MINING COMPANY
By: /s/ John Bokich
John Bokich, Vice President

THE LORDSBURG MINING COMPANY
By: /s/ W. Pierce Carson
W. Pierce Carson, President and CEO